Exhibit 99.2

Mike Lovell:

Good morning and thanks everyone for joining us. Our call will begin with comments from President and Chief Executive Officer Tom Harty, followed by Chief Financial Officer Jason Frierott. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Reasons for differences are described at the end of our news release that was issued earlier this morning, and in our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our slide presentation, which is available in the investor relations section of meredith.com.

Finally, an archive of the call will be available on our website later today.

Now I’ll turn the call over to Tom.

Tom:

Thank you, Mike, and good morning everyone. I hope you have had the opportunity to see our news release issued earlier this morning.

I want to introduce Jason this morning, who joined us in March. He was most recently at Wabtec Corporation. Jason is a 20-plus-year veteran of General Electric where he held senior finance roles in its transportation, power & water, and energy businesses.

Jason brings with him strong financial analytical capabilities; an attention to detail while still being able to see the big picture; experience focusing on cash flow and liquidity; and, most importantly, strong leadership skills. We are glad to have him lead our financial organization and be part of our senior leadership team. As we announced last year, Jason succeeds Joe Ceryanec, who retired during the quarter.

We’re doing things a little differently today, which you’ve probably already noticed starting with our press release. We’ve also posted a presentation that Mike referenced to our investor relations website to complement our fiscal third quarter earnings release and our update this morning. They include additional disclosures we think you’ll find useful.

I’ll start with slide 3.

The outbreak of COVID-19 and efforts to slow it has created an environment unlike anything we have ever seen. Amid great uncertainty, we are adapting quickly and focusing on what we can control and our strengths.

Our top priorities are (1) Keeping our employees safe; (2) Continuing to deliver trusted news and inspiration to our audience of nearly 200 million Americans; (3) Supporting our advertising and marketing partners; and (4) Maximizing free cash flow.

Our employees have risen to the challenge. We have transitioned seamlessly to the new rules that govern our daily lives with no production disruptions:

•	All National Media Group content is being produced remotely. We have a large asset library of evergreen content. At last count it contained 6 million editorial images, illustrations and videos.

•	All our television stations remain open to serve their communities. Our stations have increased news hours to meet consumer demands and fill programming holes created by the absence of live events.

Now let me update you on our two primary revenue drivers: Advertising and consumers.

Our advertising and marketing partners are facing tremendous challenges, and that means challenges for us as advertising accounts for approximately half of our revenues. We are responding across the Meredith organization with innovative and actionable consumer insights to support our partners. For example:

•
We announced last month an expansion of our Meredith Sales Guarantee program called the Meredith Audience Action Guarantee. The Meredith Audience Action Guarantee guarantees to advertisers who are investing in Meredith brands that a specific number of readers will take action as a result of seeing a brand campaign in Meredith magazines. As a reminder, the Meredith Sales Guarantee provides proof to advertisers across all platforms that their investment in Meredith brands increases product sales at retail.

•
Our digital properties are seeing record traffic growth as they provide informative content across categories that are of key importance during this time – from cooking, to health, to parenting, to home projects and even recommendations on what to stream for entertainment. We are collecting data and providing real-time insights to our advertising clients about changing consumer habits and trends, reworking their creative campaigns with messaging that is more appropriate to the current environment, and driving sales with direct connections to retailers where consumers can buy these products for home delivery.

•
Our Local Media Group is creating new advertising and sponsorship opportunities based on consumer trends that have emerged during the COVID-19 pandemic. For example, our FOX affiliate in Las Vegas is featuring local restaurants via a new feature called Drive Thru Dining. At WALA in Mobile, we are profiling graduating high school students with a feature called Saluting our Seniors. There are a host of other innovative programs in place at our other stations.

•
These programs and others we have launched are designed to support our advertising and marketing clients. While we do not know when advertising conditions will improve, our goal is to grow market share as we have in prior times of economic difficulty. For example, our share of U.S. magazine advertising rose to 12.1 percent in calendar 2010 from 9.7 percent in calendar 2008. For perspective, our market share in calendar 2019 stood at 31 percent, according to MediaRadar.

Since the COVID-19 outbreak, we are seeing stronger engagement across all of our media platforms. Americans have made adjustments to their lifestyles and we believe our content and brands are more relevant than ever. I will go into details on the next slide.

Turning to slide 4

The consumer metrics we’re seeing are doubtlessly driven in part by stay-at-home directives. But this stronger engagement is also driven by our brands and the content they provide. Americans have many choices for media, and they are turning to us for trusted news and information. Let me provide more detail:

•	We delivered mid-single-digit growth in visits across National Media Group digital properties in the third quarter compared to the prior year. In April, we saw visits grow by more than 30 percent, including strong digital performance in the Allrecipes, InStyle and Entertainment Weekly brands.

•
Our licensing and digital consumer driven activities grew more than 25 percent in the third quarter, due to royalties from Apple News+, and ecommerce revenues from direct product sales and lead generation referrals.

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We’re seeing the strongest ratings gains in more than a decade across our television portfolio. March ratings for our morning and late newscasts were up approximately 10 percent from a year ago, and evening newscasts were up approximately 35 percent. In April, we saw growth of 45 percent for our evening newscasts. We have responded by adding more local news production.

•
Since late March we are seeing growth ranging from 30 to more than 90 percent in various magazine subscription channels that drive high lifetime subscriber value. These include our owned and operated digital properties, paid search, and direct mail campaigns. We are adding investment dollars to the most promising of these channels, capitalizing on demand and advancing two long-standing goals: First, to move a greater percentage of our subscriber mix to credit card auto renewal and; Second, to transition more subscriber acquisition activity to our own direct-to-publisher model and away from less profitable agent sources.

•
Finally, and perhaps more importantly, we are reaching more Americans than ever before, and our reach to women continues to grow. Today our reach includes 120 million American women and 90 percent of all millennial women.

•	There are three reasons consumer metrics matter:

a.
First, consumers are our second-largest source of revenue. Since the last recession over a decade ago, we have grown consumer related revenues. Ten years ago, a little more than 25 percent of our revenues came from consumers. Today, retransmission, brand licensing and digital sources – along with stable subscription results – have grown consumer related revenues to approximately 50 percent of total revenues. Importantly, most of these revenues are contractual, ranging from one to five years.

b.
Second, these difficult times are giving us the opportunity to grow our audience organically by strengthening our relationship with our long-standing consumers and introducing our brands to new consumers.

c.
Finally, these consumer metrics form the basis of our value proposition to advertisers. While the advertising marketplace is challenging now, our consumer engagement positions us well when the economy recovers.

With that introduction, I’ll turn it over to Jason. I’ll come back with some closing comments. Then we’ll invite your questions.

JASON

Thanks Tom. Good morning everyone. I’m excited to join a company with such a proud history and demonstrated success at growing a portfolio of so many well-known and relevant brands. It’s clear Meredith’s brands matter more to consumers now more than ever. I am looking forward to partnering with Tom, the leadership team and our Board of Directors to successfully navigate Meredith through this challenging environment. Echoing Tom’s comments, we’re introducing some changes to our earnings presentation, with the goal being greater clarity and transparency with our stakeholders.

Let me begin on slide 5.

Given the current environment, we announced on April 20th a series of targeted measures to conserve cash and provide as much financial flexibility as possible.

As we evaluated areas of opportunity to conserve cash, our actions impacted a variety of stakeholders, including our shareholders, employees, suppliers and partners. We also initially focused on actions that can be executed quickly with immediate impact.

The first item was our Board’s unanimous decision to pause our dividend giving us maximum financial flexibility during the downturn. In this economic environment, financial prudence and flexibility are critical. The Board remains committed to resuming the dividend in the future when circumstances permit, and we see three factors when considering our dividend policy going forward:

•	Seeing a path to economic recovery, and in particular the advertising market recovery;

•	Our cash flow needs, including investment to support future growth; and

•	Ensuring compliance with terms in our debt and preferred stock agreements.

Second, we implemented a series of compensation and salary reductions, including reductions in Board of Directors fees and officer, executive and other employee salaries. These reductions affected 60 percent of employees and increase in impact for higher-earning employees.

The third area is limiting capital expenditures. We will continue to prioritize business-critical investments above discretionary items, but for the short- and medium-term we, like many others, are managing with reduced investment.

The fourth focus area is working capital. We are closely monitoring accounts receivable and accounts payable. On the A/P front, we’re optimizing scheduling with our suppliers and vendors to be consistent with market norms. For the month of April, A/R and A/P combined, we are seeing net cash activity consistent with recent history.

Finally, we continue to evaluate other costs across the Company as we seek to optimize capital allocation and align the organization to be as efficient as possible.

In terms of impact, while we don’t know the duration of all of these measures, and much can change over time, on an annualized basis the buckets break down as follows:

•	Pausing our dividend saves approximately $115 million annualized.

•	Salary actions temporarily lowers compensation expense by approximately $60 to $65 million.

•
In the past, we’ve stated that we budget between $60 to $70 million for capital expenditures. Going forward in this environment I expect we will invest roughly half that amount, plus or minus a few million dollars annually.

•	We expect to improve working capital, generating cash of approximately $25 million.

•	The last bucket includes taking a hard look across the organization at how capital is allocated and its effect on costs and cash.

Turning to slide 6:

Looking at 3Q’20 consolidated performance, our revenue and EBITDA was largely in-line with our stated expectations until mid-March. Then COVID-19 hit. For the quarter, revenues were down 6.5 percent from the prior year period, or $48 million.

Advertising related was down $36 million. Of that, National Media Group portfolio changes were $19 million. As a reminder, these portfolio changes include transitioning Rachel Ray Every Day and Traditional Home to premium newsstand titles, adjusting the frequency of Entertainment Weekly to a monthly publication, and closing Family Circle and MONEY magazines. We also experienced COVID-related cancellations and delays in advertising totaling $17 million across both the National and Local media groups. These declines were partially offset by political advertising revenues, which were up $10 million.

Consumer related revenues were down by $19 million. National Media Group portfolio changes accounted for a $21 million decline. Other items that netted to zero or a net negligible variance include lower volume attributable primarily to our subscription and affinity marketing businesses that accounted for another $16 million decline. These declines were partially offset by $9 million of growth in licensing and digital and other consumer driven and $8 million of growth in retransmission consent fees.

Other revenues were up $7 million, primarily related to custom print work.

Adjusting for portfolio changes announced over the last year, total revenues would have been down 1.2 percent on a comparable basis. Adjusting for portfolio changes and COVID, revenues would have been slightly up.

Bringing the COVID impact together at the top and bottom line, revenues were down $17 million, with some of that decline offset by reduced expenses, including compensation related items, resulting in a $6 million decline in EBITDA.

We recorded a $395 million charge related to special items. There are two areas to highlight, both of which are non-cash.

Our goodwill, trademarks and FCC licenses balance as of December 31 was $3.4 billion. Given declines in advertising revenues and our lower market valuation, we tested the valuation of these balances as of March 31, which resulted in a $296 million impairment. The majority of this impairment is in our National Media Group and related to Time Inc. assets acquired in 2018.

With respect to lease related assets, we had an $88 million impairment as a result of our ongoing synergy work also related to Time Inc. Our work to right-size the organization and sell non-core brands allowed us to exit two floors in New York. There are two components to this impairment. The majority relates to right of use assets tied to the floors being exited, and these assets were established on our balance sheet on July 1, 2019, due to our adoption of the new ASC 842. The second relates to capitalized leasehold improvements associated with those same two floors.

On a consolidated basis, adjusted EBITDA was down 5.5 percent. As disclosed in our 10-Q filing for the third quarter of fiscal 2019, and referenced in last quarter’s investor update, we recorded a $10 million reduction in SG&A last year in the third quarter that did not repeat. That said, fiscal 2020 third quarter EBITDA results were driven primarily by higher investment spending in our National Media Group digital business, along with lower volume in our affinity marketing activities. These declines were partially offset by strong growth in licensing and digital and other consumer driven; along with political advertising growth in our Local Media Group.

Free cash flow grew 22 percent, due primarily to strong accounts receivable collections specifically past dues and lower restructuring expenses as compared to last year.

Turning to slide 7

From a segment performance standpoint, I’ll start on the left side with National Media Group.

Revenues were down $55 million, $40 million from the portfolio changes I mentioned earlier, evenly split between advertising and consumer. COVID-related cancellations and delays in advertising accounted for $10 million in reduced revenue. The remainder was lower volume driven by our subscription and affinity marketing businesses that combined accounted for $16 million in reduced revenue, partially offset by growth of $9 million in our licensing and digital consumer driven activities.

Operating profit was materially impacted by the special item I just walked through.

Adjusted EBITDA was down $18 million, with $10 million driven by the prior year favorable adjustment. Fiscal 2020 third quarter adjusted EBITDA was driven by lower volume in our affinity marketing activities along with a drag in our digital business related to investment spending we communicated at the beginning of fiscal 2020. These factors were partially offset by growth in licensing. The COVID impact was partially offset by more profitable subscription source mix.

On the right side of the page, Local Media Group delivered strong political performance – up nearly 4x versus fiscal 2018 and up 2x from the last presidential cycle in fiscal 2016, along with 9 percent growth in retransmission consent fees. This growth was partially offset by declines in non-political advertising revenues, $7 million of which is related to COVID-19 cancellations and delays.

Again, similar to National Media Group, operating profit was impacted by the special items I just walked through on the previous page.

Local Media Group adjusted EBITDA increased by nearly $5 million, with the growth coming from strong political advertising and retransmission-related revenues, partially offset by the impact of COVID-19.

Turning to slide 8,

Liquidity and free cash flow are critically important to us at Meredith.

Starting at the top of the slide, we ended 3Q’20 with more than $100 million of cash in the bank, nearly double what we had in the prior year period. We currently have access to another $312 million through our $350 million revolver. Compared to 2Q’20, our revolver utilization decreased by $20 million. Our banking relationships are strong and we have great partners and we have no immediate maturities. Our revolver comes due in 2023, the term loan B in ‘25 and the senior notes in 2026.

As a Company, we’re measuring our performance in this environment through cash flows from operating activities and free cash flow. For clarity, our definition of free cash flow is CFOA minus cap-ex. We generated $100 million of free cash flow in 3Q’20, up 22 percent from the prior year. This improvement was primarily driven by strong collections including reducing past-dues greater than 90 days and lower restructuring costs.

Just to add some color to the current quarter, I can tell you that our cash in bank balance as of the end of April was approximately $150 million, with no change in revolver utilization.

Now I’ll turn it back to Tom for closing thoughts on slide 9.

TOM

Thanks Jason.

Clearly, we are experiencing an environment unlike anything we have ever seen. While we do not know when the advertising environment will return to normal, or what the new normal will bring, we have adapted swiftly; focusing on what we can control; and emphasizing our strengths.

That includes continuing to create – without interruption – content and products that inspire and inform consumers across all media platforms. We are encouraged by the engagement we’re seeing across digital, social, television, video, and print. We know that connection with the individual consumer, who accounts for approximately 50 percent of our revenues, will also inform our advertising performance when the advertising recovery happens.

Until then, we have and will continue to take strong measures to protect and grow our cash position, enhance our financial flexibility and position Meredith for the future. This includes the cash conservation measures discussed this morning.

As Jason mentioned, these measures are already driving results. At April 30, we had $150 million of cash with no change in revolver utilization.

I want to re-iterate the Board’s intention to resume the dividend when circumstances permit. The framework we’ll use to evaluate includes the factors Jason mentioned: Seeing a path to economic recovery, and in particular the advertising recovery; Our cash flow needs, including investment to support future growth; and ensuring compliance with the terms of our outstanding debt and preferred stock agreements.

I know a lot of you want to know what we are seeing in the advertising marketplace. This advertising downturn has been swifter and more severe than what we experienced during the trough of the Great Recession – when Local Media Group non-political advertising revenues were down 30 percent, National Media Group digital advertising revenues were down 24 percent, and National Media Group print advertising revenues were down 18 percent.

With April complete, we see 4th quarter pacing for local television non-political advertising and National Media Group digital advertising revenues down approximately 40 percent and print advertising revenues down approximately 30 percent.

Our other major source of revenue comes from the tens of millions of consumers who engage with our products every day, accounting for approximately half of our total revenue. As I detailed earlier, we are seeing strong growth from consumers across our platforms, including traffic to our digital properties; ecommerce product sales and lead generation referrals; viewership to our television newscasts; and in high-value magazine subscription solicitation channels. As an example, so far this quarter, traffic to Allrecipes more than doubled what it was at this point in the quarter a year ago. Traffic to our Shape, Martha Stewart and InStyle sites is also up more than 80 percent each.

For this reason, while the advertising marketplace is challenging now in the short term, we remain confident over the long term in our brands, which are among the best and most effective in media, and in our vast reach to nearly 200 million Americans. In particular, our reach to 120 million American women, including 90 percent of millennial women, is unparalleled in media.

Another important strength has been the unwavering support and commitment of the Meredith family that has enabled us to focus on long-term opportunities and success while managing through and weathering short-term storms.

While this is currently a difficult time for our employees, shareholders and other stakeholders, together we will navigate this difficult period as we have during times in our 118 year history. I am confident we will emerge in an even stronger competitive position.

In the meantime, as I mentioned at the start this morning, our top priorities remain (1) Keeping our employees safe; (2) Continuing to operate seamlessly; (3) Supporting our advertising and marketing partners; and (4) Maximizing free cash flow.

With that we’d be happy to take your questions.